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FORM 3                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                Washington D.C.  20549

                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
- ------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Date of Event Re-  |4. Issuer Name and Ticker or Trading Symbol                    |
|                                        |  quiring Statement  |   NEW HILARITY MINING COMPANY   (NHYM)                        |
|  O'BRIEN     ROBERT             W      |  (Month/Day/Year)   |                                                               |
|----------------------------------------|     10-05-98        |---------------------------------------------------------------|
|   (Last)        (First)        (MI)    |---------------------|5.Relationship of Reporting Person to Issurer|6.If Amendment,  |
|                                        |3.IRS or Social Se-  |         (Check all applicable)              | Date of Original|
|  1511 S. RIEGEL COURT                  |  curity Number of   | _X_ Director        ___ 10% Owner           | (Month/Day/Year)|
|----------------------------------------|  Reporting Person   | _X_ Officer (give   ___ Other (specify      |                 |
|          (Street)                      |  (Voluntary)        |       title below)             below)       |-----------------|
|                                        |                     |                                             |7. Individual or |
|                                        |   ###-##-####       | SECRETARY/TREASURER                         | Joint/Group     |
|                                        |                     |                                             | Filing (Check   |
|                                        |                     |                                             | applicable line)|
|                                        |                     |                                             |_X_ Form filed by|
|  SPOKANE              WA     99212     |                     |                                             | One Reporting   |
|----------------------------------------|---------------------|---------------------------------------------| Person          |
|  (City)            (State)    (Zip)    |                                                                   |___ Form filed by|
|                                        |        TABLE I - Non-Derivative Securities Owned                  | More than One   |
|                                        |                                                                   | Reporting Person|
|----------------------------------------|-------------------------------------------------------------------|-----------------|
|1.Title of Security         |2.Amount of Securities      | 3. Ownership             |4.Nature of Indirect Beneficial Ownership|
|  (Instr. 4)                |  Beneficially Owned        |    Form: Direct (D)      |  (Instr. 5)                             |
|                            |  (Instr. 4)                |    or Indirect (I)       |                                         |
|                            |                            |    (Instr. 5)            |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
| COMMON STOCK               |  404,000                   |  D                       |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|------------------------------------------------------------------------------------------------------------------------------|
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Reminder: Report of a separate line for each class securities owned directly or indirectly.
                                                          PAGE: 1 of 2
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FORM 3 (continued)        TABLE II - Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible security)
- --------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative Security      |2.Date Exer-     |3.Title and Amount of Securities |4.Conver- |5.Owner-  |6.Nature of In-|
|  (Instr. 4)                        |  cisable and    |  Underlying Derivative Security |  sion or | ship     |  direct       |
|                                    |  Expiration     |  (Instr. 4)                     |  Exercise| Form of  |  Beneficial   |
|                                    |  Date (Month/   |                                 |  Price of| Deriv-   |  Ownership    |
|                                    |  Day/Year)      |                                 |  Deri-   | ative    |               |
|                                    |-----------------|---------------------------------|  vative  | Security |               |
|                                    |Date    |Expira- |                       | Amount  |  Security| Direct   |               |
|                                    |Exer-   |tion    |        Title          | or      |          | (D) or   |               |
|                                    |cisable |Date    |                       | Number  |          | Indirect |               |
|                                    |        |        |                       |of Shares|          | (I)      |               |
|                                    |        |        |                       |         |          | (Instr 5)|               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|-------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1)

                                    /s/ ROBERT W. O'BRIEN           11-1-98
                                    ------------------------------- ----------
                                    **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.


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